Exhibit 99.1

Transcript of Warren E. Buffett Comments Regarding Berkshire’s First Quarter 2005 Results of Operations

I can give you a preliminary review of the first quarter with certain caveats attached to these figures. Our 10-Q will be filed the end of next week. I caution you that, particularly in insurance underwriting, it’s been a better quarter than – considerably better quarter – than I would normally anticipate. One of the reasons for that is that our insurance business has some seasonal aspect. It doesn’t have a seasonal aspect particularly at GEICO or at National Indemnity’s primary business. When you get into writing catastrophe business and we’re a big writer of catastrophe business, the biggest risk we write in the big “cat” area is hurricanes and those are concentrated in the month of September. In this part of the world roughly 50% of the hurricanes occur in September and about maybe 17 1/2% in October and August and the balance maybe in November and July, but there’s a concentration in the third quarter. So when we write a hurricane policy, for example, we may be required to bring the earnings in monthly on the premiums but all of the risk really occurs, or a very great percentage of it, late in the third quarter. And we don’t have any risk in the first quarter of hurricanes, so we earn some premium during that quarter that really has no loss exposure and then we get that in spades come September. Even allowing for that we had an unusually good quarter and I would still stick by the prediction I made in the annual report where I said that if we don’t have any really mega-catastrophes I think we’ve got a decent chance of our float costing us zero or less this year which means in effect we have $45 billon or so of free money.

In the first quarter our insurance underwriting income (now all of these figures are pre-tax) came to almost $500 million dollars which was about $200 million better than a year ago. GEICO had a very good quarter for growth. We added 245,000 policy holders which is almost 4% in one quarter to our base. We were helped very much by that by the huge reception we’re getting in New Jersey because we weren’t in there a year ago, so we’re getting very good sized gains there. We’re not getting 4% and a quarter from around the country, but the boost from New Jersey took us up to that and GEICO actually wrote at a 13% underwriting profit in the first quarter which is considerably better than we expect over the full year and we’ve reduced rates some places and it’s been an extraordinary period for auto insurers generally, but all of our companies in the insurance business did well in the first quarter.

Our investment income was up something over a $100 million pre-tax. Our finance business income was up maybe $50 million pre-tax. MidAmerican was about the same. And all of our other businesses combined were up about close to $50 million dollars pre-tax led by Johns Manville that had the biggest increase. That business is very strong currently. So if you take all of our businesses before investment gains, which I want to explain, our pre-tax earnings were up $400 million or a little more.

Now investment gains or losses, we don’t give a thought as to the timing of those. We take all investment actions based on what we think makes the most economic sense and whether it results in a gain or a loss for quarter is just totally meaningless to us. A slightly complicating factor is that certain unrealized investment gains or losses go through the income statement whereas others don’t. That’s just the way the accounting rules are. Our foreign exchange contracts are valued at market really everyday, but you see it at quarter end. Those foreign exchange contracts, which total about $21 billion now, a little more than $21 billion, had a mark-to-market loss of a little over $300 million in the first quarter and they bob up and down. I mean sometimes they bob as much as $200 million or more in a single day and those mark-to-market quotations run through our profit and loss statement whereas if we own some Coca-Cola stock and it goes up or down, that does not run through our income statement but with foreign exchange contracts it does. So there’s a $310 million dollar mark-to-market (shows as a realized, it actually isn’t) investment loss on that. And, overall, the investment losses, including that $310 million, came to about $120 million. In other words there was $190 million or something in other gains. As I say that means, at least to us that means, nothing. And to underscore that point, if later in the year the Procter & Gamble/Gillette merger takes place, we are required under accounting rules when we exchange our Gillette for Procter & Gamble stock, we are required under accounting rules to show that as a realized gain. Now that will show up as probably four and a fraction billion dollars. We haven’t realized any gain at that time in my view. I mean we just swapped our Gillette stock for Procter & Gamble stock which we expect to hold for a very long time. So it’s no different in our view than if we kept our Gillette stock but the accounting rules will require that. If in the third quarter of this year, the P&G/Gillette merger goes through you will see this very large supposed capital gain reported in our figures at that time. I want to assure you that it’s meaningless. You should ignore that as having any significance in terms of Berkshire’s performance. So first quarter has gone by. We’ve got a good start on operating earnings this year. We won’t earn at the rate of the first quarter throughout the year in my view. I think it’d be very unlikely in terms of operating earnings, but the businesses are performing generally very well.